Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-210148

Pricing Term Sheet

$550,000,000 4.000% Senior Notes due 2023

$450,000,000 4.450% Senior Notes due 2028

May 9, 2018

This pricing term sheet supplements the preliminary prospectus supplement of Total System Services, Inc., dated May 9, 2018 relating to the prospectus dated March 14, 2016.

Issuer:	Total System Services, Inc.

Security Type:	Senior Unsecured Notes

Format:	SEC Registered

Title:	4.000% Senior Notes due 2023 (the “2023 Notes”)
4.450% Senior Notes due 2028 (the “2028 Notes”)

Principal Amount:	2023 Notes: $550,000,000 2028 Notes: $450,000,000

Maturity Date:	2023 Notes: June 1, 2023 2028 Notes: June 1, 2028

Coupon:	2023 Notes: 4.000% 2028 Notes: 4.450%

Price to Public:	2023 Notes: 99.916% 2028 Notes: 99.756%

Yield to Maturity:	2023 Notes: 4.018% 2028 Notes: 4.480%

Re-Offer Spread to Benchmark Treasury:	2023 Notes: +118 bps 2028 Notes: +148 bps

Benchmark Treasury:	2023 Notes: UST 2.750% due April 30, 2023 2028 Notes: UST 2.750% due February 15, 2028

Benchmark Treasury Price/Yield:	2023 Notes: 99-19 / 2.838% 2028 Notes: 97-28+ / 3.000%

Expected Ratings (Moody’s / S&P)*:	Baa3 (Stable) / BBB- (Stable)

Pricing Date:	May 9, 2018

Settlement Date:	May 11, 2018 (T+2)

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2018

Optional Redemption:	2023 Notes: +20 bps 2028 Notes: +25 bps

Par Call:

2023 Notes: At any time on or after May 1, 2023 at par plus accrued and unpaid interest to the redemption date

2028 Notes: At any time on or after March 1, 2028 at par plus accrued and unpaid interest to the redemption date

CUSIP/ISIN:	2023 Notes: 891906 AE9 / US891906AE92
2028 Notes: 891906 AF6 / US891906AF67

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC

Passive Book-Running Managers:	Capital One Securities, Inc. MUFG Securities Americas Inc. Regions Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC

Co-Managers:	BMO Capital Markets Corp. Fifth Third Securities, Inc. PNC Capital Markets LLC Synovus Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com or calling J.P. Morgan Securities LLC collect at (212) 834-4533.